Replimune Inc
500 Unicorn Park Dr.
Woburn, MA 01801

PERSONAL & CONFIDENTIAL                                                                             August 25, 2021
                                    (revised September 30, 2021)
Andrea Pirzkall
17927 Mollypop Lane
Cornelius NC 28031

RE:    Separation Agreement and Release
Dear Andrea:
This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Replimune, Inc. (the “Company”) without Cause. You and the Company (the “Parties”) agree as follows:
1.Last Day of Employment. Your last day of employment with the Company was September 24, 2021 (“Last Day of Employment”). You will receive your current base salary and benefits through the Last Day of Employment. Additionally, you will receive your salary and other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), pursuant to your Employment Agreement with the Company dated May 22, 2020 (the “Employment Agreement”), regardless of whether you execute or revoke this Agreement. You will also receive payment for approved expenses provided you submitted for such expenses by September 24, 2021. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs terminated on your Last Day of Employment. Effective as of the Last Day of Employment, you were automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).
2.Consideration in Exchange for Release. In consideration of your execution of this Agreement (provided you do not revoke it), and provided that you otherwise comply with your obligations under this Agreement and your continuing obligations under Sections 15 of your Employment Agreement, attached hereto as Exhibit A, the Company will:
(a)Pay you an amount equal to $325,125, which is nine months of your current base salary as of immediately prior to your Last Day of Employment. Payment shall be made over the nine-month period following the Last Day of Employment in installments in accordance with the Company’s normal payroll practices, commencing within 60 days following the Last Day of Employment. Any installments not paid between the Last Day of Employment and the date of the first payment will be paid with the first payment.

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(b)During the period beginning on the Last Day of Employment and ending on the earliest of (i) the date on which you first become covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) June 24, 2022, or (iii) the date you cease to be eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any reason, including your ceasing to pay the applicable COBRA premiums (such period, the “Coverage Period”), if you timely elect to receive continued health coverage under the Company’s health plan pursuant to COBRA at a level of coverage at your level of coverage in effect on the Last Day of Employment, the Company will reimburse you on a monthly basis for the COBRA premiums you pay for yourself and your eligible dependents (“COBRA Reimbursements”). You agree to promptly notify the Company of your coverage under an alternative health plan upon becoming covered by such alternative plan, or your other ineligibility for continued coverage under COBRA upon becoming ineligible. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Coverage Period.
3.Release.
(a)In consideration of the compensation and benefits set forth in Section 2 hereof, to the fullest extent permitted by law you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the

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Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, the Massachusetts Minimum Fair Wage Law, the North Carolina Equal Employment Practices Act, including age and sexual harassment claims, the North Carolina Persons with Disabilities Protection Act, the North Carolina Civil Rights Law, the North Carolina Lawful Products Use Law, the North Carolina Hemoglobin/Genetic Information Anti-Discrimination Law, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Leave for Parent Involvement in Schools Law, as well as any claim or right under your Employment Agreement unless as provided herein.
This waiver, release, and discharge includes any claims arising under any employment agreement you have had with the Company and any amendments thereto.
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
(b)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.
(c)In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 3(a) above. To the extent you

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receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 2 of this Agreement.
4.No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company. Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated.
5.Protection of Confidential Information. Except as expressly permitted in Section 7 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company and will continue to abide by your confidentiality obligations pursuant to Section 15 of your Employment Agreement.
6.Non-Disparagement. Except as expressly permitted in Section 7 of this Agreement, the Parties agree that they shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding each other, and they shall not take any action that would cause or contribute to their being held in disrepute. For the purposes of this Paragraph, the obligations on behalf of the Company extend to Philip Astley-Sparke, Dr. Robert Coffin, and Tanya Lewis. Your obligations extend to the Company and the Company Releasees, including their individual capacities, as appropriate.
7.Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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8.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, in as much as such liability is expressly denied.
9.Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.
10.Confidentiality of the Agreement. Except as permitted in Section 7 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, to enforce the terms of this Agreement or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.
11.Continuing Obligations. Subject to Section 7 of this Agreement, you reaffirm and agree that you remain bound by Sections 15-17 of your Employment Agreement, which is incorporated herein by reference. The Employment Agreement remains binding and in full force and effect in accordance with its terms except modified as follows:
(a)You may engage in a Competitive Business in the Restricted Area during the Restriction Period, i.e. section 15(a) of the Employment Agreement is waived.
(b)You may hire or attempt to hire any former employee, consultant, or independent contractor of the Company or its Affiliates. For the purposes of this Paragraph, “former employee, consultant, or independent contractor” means any person who is no longer an employee, consultant, or independent contractor of the Company or its Affiliates.
(c)For the purposes of Section 15(c) of your Employment Agreement, “business partner” and “prospective business partner” means any actual or prospective customer, client, or supplier of Replimune that you were aware of during your employment.
(d)Notwithstanding the foregoing, you agree and acknowledge that you must still comply with the remaining provisions of the Employment Agreement and this Agreement, including but not limited to Sections 5 (Protection of Confidential Information) and 6 (Non-Disparagement) above.
12.Return of Company Property. By no later than September 30, 2021, you must (i) send to Camilo Garcia by overnight FedEx (for delivery by October 1, 2021) all originals and

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copies of all documents and property of the Company or an affiliate that is in your possession or under your control or to which you may have access, (ii) deliver to Camilo Garcia all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that you made use of your personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during your employment with the Company, permit the Company to delete all Company property and information from such personal devices.
13.Acknowledgments. You hereby acknowledge that:
(a)The Company advises you to consult with an attorney before signing this Agreement;
(b)You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;
(c)You freely, voluntarily and knowingly entered into this Agreement after due consideration;
(d)You have had a minimum of twenty-one (21) days to review and consider this Agreement;
(e)You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Section 13(d) above;
(f)You have a right to revoke this Agreement by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;
(g)In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
(h)No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
14.Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

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15.Miscellaneous.
(a)Entire Agreement. This Agreement, together with the expressly incorporated provisions of your Employment Agreement, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements.
(b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.
(c)Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
(d)Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.
(e)Section 409A. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service.” For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of this Agreement, directly or indirectly, result in your designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A of the Code. All reimbursements and in-kind benefits provided

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under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.
(f)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
(g)Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Sections 5, 6, 8, 9, 10, 11 or 12 you will forfeit the severance benefits set forth in Section 2 and be subject to suit by the Company for damages and equitable relief relating to such breach. You further acknowledge that any breach by you of Sections 5, 6, 8, 9, 10, 11 or 12 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder. The Company acknowledges that any breach by it of Sections 2 or 6 may cause irreparable damage to you and that in the event of such breach you shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.
(h)Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
(i)Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
(j)Assignment. In the event of a change of control, the Company will assign any surviving obligations in this Agreement to the appropriate entity to the extent permitted by law. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. However, you may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.

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(k)Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Section 13(f) above (the “Effective Date”). If you fail to return an executed original by September 30, 2021 (or otherwise revoke this Agreement pursuant to Section 13(f) above), this Agreement, including but not limited to the obligation of the Company to provide the compensation and benefits provided in Section 2 above, shall be deemed automatically null and void.

[Signature Page Follows]

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    If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me no later than September 30, 2021.

Sincerely,
Replimune Inc.
By:
Date:
UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:
______________________________________
Andrea Pirzkall
Date: ______________________________
Signature Page to Separation and Release Agreement

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EXHIBIT A
EMPLOYMENT AGREEMENT

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